Exhibit 99.1

Adverum Biotechnologies, Inc. Announces Appointment of

Athena Countouriotis, M.D. as SVP and Chief Medical Officer

MENLO PARK, CA, June 20, 2017 – Adverum Biotechnologies, Inc. (NASDAQ: ADVM), a leading gene therapy company advancing novel medicines to address unmet needs in serious rare and ocular diseases, announced today the appointment of Athena Countouriotis, M.D. as senior vice president and chief medical officer. Dr. Countouriotis will be responsible for Adverum’s clinical development, clinical operations, medical affairs, biostatistics, pharmacovigilance, and regulatory functions.

“Athena is an accomplished drug developer with deep knowledge and strong execution. Her experience will be of significant value as we plan to begin patient enrollment in a Phase 1/2 clinical trial for the first of three lead gene therapy programs by the end of this year,” said Amber Salzman, Ph.D., president and chief executive officer of Adverum Biotechnologies. “She has experience developing therapies for patients with orphan oncology diseases, with a track record of several successful drug approvals. We are excited to have Athena join our team and look forward to her contributions to the thoughtful planning and focused execution of our development programs aimed at delivering novel gene therapies to patients.”

“I am delighted to join Adverum and to work closely with Amber and this new leadership team,” added Dr. Countouriotis. “With its robust pipeline, novel AAV vector technology platform, and strong in-house expertise, Adverum is well positioned to lead and advance the field of gene therapy. I am excited to be joining now, given the focus is to move three lead gene therapies into the clinic, and I am especially motivated to begin patient enrollment for the planned Phase 1/2 clinical trial with ADVM-043 for A1AT deficiency by the end of this year.”

Dr. Countouriotis has significant experience leading clinical development teams and programs, from preclinical through clinical stages of development and approval. Over the course of her career, she has been involved in multiple clinical programs, with a focus on orphan oncology indications, which have supported regulatory approvals in the United States and Europe. Before joining Adverum, Dr. Countouriotis served as senior vice president and chief medical officer at Halozyme Therapeutics. Previously, she was chief medical officer at Ambit Biosciences through the Company’s initial public offering and acquisition by Daiichi Sankyo. Dr. Countouriotis also worked within Pfizer and Bristol-Myers Squibb in various leading clinical development roles for Sutent®, Mylotarg®, Bosulif®, and Sprycel®. Dr. Countouriotis holds an M.D. from Tufts University School of Medicine, completed her pediatric residency at the University of California, Los Angeles, and did additional training at the Fred Hutchinson Cancer Research Center in the Pediatric Hematology/Oncology program.

On the date she commences her employment, Adverum will grant Dr. Countouriotis a stock option to purchase 213,000 shares of the Company’s common stock and a restricted stock unit (RSU) award to be settled for 150,000 shares of the Company’s common stock. The grant, which will be issued outside of Adverum’s 2014 Equity Incentive Award Plan, was approved by Adverum’s board of directors pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4), as an inducement that is material to Dr. Countouriotis’ entering into employment with Adverum. The option will have a per share exercise price equal to the closing sales price of Adverum’s common stock on NASDAQ on the grant date, and will vest as to 25 percent of the total shares subject to the option on the first anniversary of the grant date, and as to 1/48 of the total shares subject to the option each month thereafter, subject to Dr. Countouriotis’ continued service with Adverum through each vesting date. The RSU award will vest as to 25 percent of the total shares subject to the award on each anniversary of the grant date, subject to Dr. Countouriotis’ continued service with Adverum through each vesting date.

About Adverum Biotechnologies, Inc.

Adverum is a gene therapy company advancing novel medicines that can offer life-changing benefits to patients living with serious rare and ocular diseases. Adverum has a robust pipeline that includes product candidates designed to treat wet age-related macular degeneration (wAMD) and rare diseases alpha-1 antitrypsin (A1AT) deficiency and hereditary angioedema (HAE). Leveraging a next-generation adeno-associated virus (AAV)-based directed evolution platform, the Company generates product candidates designed to provide durable efficacy by inducing sustained expression of a therapeutic protein. Adverum has collaboration agreements with Regeneron Pharmaceuticals to research, develop, and commercialize gene therapy products for ophthalmic diseases and Editas Medicine to explore the delivery of genome editing medicines for the treatment of inherited retinal diseases. Adverum’s core capabilities include clinical development and in-house manufacturing expertise, specifically in process development and assay development. For more information please visit www.adverum.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Adverum’s plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, financial condition and results of operations, the sufficiency of its cash, cash equivalents and marketable securities, as well as the advancement of, and anticipated development and regulatory milestones and plans related to, Adverum’s product candidates and preclinical and clinical studies, and the commercial potential of its product candidates, all of which are based on certain assumptions made by Adverum on current conditions, expected future developments and other factors Adverum believes are appropriate in the circumstances. Adverum may not consummate any plans or product or clinical development goals in a timely manner, or at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in its forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that Adverum’s resources will not be sufficient for Adverum to conduct or continue planned development programs and planned clinical trials, the risk of a delay in the enrollment of patients in Adverum’s clinical studies or in the manufacturing of products to be used in such clinical studies, and the risk that Adverum will not be able to successfully develop or commercialize any of its product candidates. Risks and uncertainties facing Adverum are described more fully in Adverum’s periodic reports filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Contacts for Adverum:

Leone Patterson

Chief Financial Officer

Adverum Biotechnologies, Inc.

650-665-7222

lpatterson@adverum.com

Patti Bank

Managing Director

Westwicke Partners

415-513-1284

patti.bank@westwicke.com